Exhibit 99.1

GOLDEN ENTERTAINMENT REPORTS RECORD 2017 FOURTH QUARTER NET REVENUE OF $184.3 MILLION,

NET LOSS OF $13.4 MILLION AND ADJUSTED EBITDA OF $29.0 MILLION

LAS VEGAS – March 15, 2018 – Golden Entertainment, Inc. (NASDAQ:GDEN) (“Golden Entertainment” or the “Company”) today announced financial results for the fourth quarter ended December 31, 2017, as summarized below.

	Three Months Ended			Twelve Months Ended
	December 31, 2017	December 31, 2016	% Change	December 31, 2017	December 31, 2016	% Change
	(Unaudited, in thousands)
Net revenues
Nevada Casinos (1)	$85,699	$8,978	854.5%	$112,301	$34,250	227.9%
Maryland Casino	15,474	15,123	2.3%	66,874	62,882	6.3%
Total Casinos	101,173	24,101	319.8%	179,175	97,132	84.5%
Nevada Distributed Gaming	67,774	66,265	2.3%	269,259	258,840	4.0%
Montana Distributed Gaming (2)	15,084	14,925	1.1%	60,791	46,952	29.5%
Total Distributed Gaming	82,858	81,190	2.1%	330,050	305,792	7.9%
Corporate and other	316	95	232.6%	583	280	108.2%
Net revenues	$184,347	$105,386	74.9%	$509,808	$403,204	26.4%

Net income (loss)
Nevada Casinos (1)	$10,936	$1,387	688.5%	$15,578	$5,306	193.6%
Maryland Casino	3,137	2,336	34.3%	14,860	10,811	37.5%
Total Casinos	14,073	3,723	278.0%	30,438	16,117	88.9%
Nevada Distributed Gaming	5,729	5,306	8.0%	25,407	20,747	22.5%
Montana Distributed Gaming (2)	(115)	(63)	82.5%	3,803	1,576	141.3%
Total Distributed Gaming	5,614	5,243	7.1%	29,210	22,323	30.9%
Corporate and other	(33,126)	993	(3,436.0%)	(57,477)	(22,140)	159.6%
Net income (loss)	$(13,439)	$9,959	(234.9%)	$2,171	$16,300	(86.7%)

Adjusted EBITDA (3)
Nevada Casinos (1)	$24,654	$2,248	996.7%	$32,586	$9,405	246.5%
Maryland Casino	4,161	3,205	29.8%	18,393	14,166	29.8%
Total Casinos	28,815	5,453	428.4%	50,979	23,571	116.3%
Nevada Distributed Gaming	9,496	9,308	2.0%	40,898	36,850	11.0%
Montana Distributed Gaming (2)	1,641	2,182	(24.8%)	7,992	6,705	19.2%
Total Distributed Gaming	11,137	11,490	(3.1%)	48,890	43,555	12.2%
Corporate and other	(10,930)	(4,780)	128.7%	(26,954)	(18,531)	45.5%
Adjusted EBITDA	$29,022	$12,163	138.6%	$72,915	$48,595	50.0%

___________________

(1)	Includes the results of American Casino & Entertainment Properties LLC from its acquisition date of October 20, 2017.
(2)	Represents the results of the Montana distributed gaming businesses acquired in January and April 2016 from their respective acquisition dates.
(3)	Adjusted EBITDA is a non-GAAP financial measure and definitions and disclosures, including reconciliations, are included at the end of the press release.

Blake L. Sartini, Chairman and Chief Executive Officer of Golden Entertainment, commented, “Organic financial growth in 2017 in all of our operations, combined with our significantly expanded business across Southern Nevada following our acquisition of American Casino & Entertainment Properties, has positioned Golden Entertainment for continued growth in 2018. The addition of Stratosphere Casino, Hotel & Tower, Arizona Charlie’s Decatur, Arizona Charlie’s Boulder, and the Aquarius Casino Resort has significantly scaled our operations in the Las Vegas Valley and Southern Nevada with leading assets which are complementary to our unique platform of casinos, taverns and route operations. Notably, since acquiring the American properties in October, we are seeing encouraging cross-play trends, with our tavern customers visiting the Stratosphere, Aquarius and Arizona Charlies’ locations in increasing numbers.

“Our strategic priorities for 2018 include the ongoing integration and synergy realization from the American acquisition, the introduction of a single loyalty card program across all of our operations, and the commencement of focused capital investments at Stratosphere that we expect will further establish the property as a unique destination for visitors to the north end of the Las Vegas Strip. Since completing the acquisition, our conviction has only grown stronger that targeted, return-focused investment in the Stratosphere will enhance our guests’ experiences and allow us to drive financial performance at the property. Importantly, our phased approach to this project, including further investment in the room product and the development of existing unused space within the property’s footprint, will minimize potential disruption to our current operations and allow us to maximize this iconic property’s potential.”

Stratosphere Redevelopment and 2018 Capital Plan

The Company’s master plan for the Stratosphere includes upgrading the existing room product, adding exciting new food and beverage outlets, creating attractive meeting space, upgrading the casino floor and refreshing the building’s exterior. Golden Entertainment expects to begin work on the redevelopment project in the second quarter of 2018 and, to minimize disruption to the Stratosphere’s current operations, intends to phase the construction over a three-year period ending in the summer of 2021.

Highlights of the Stratosphere three year redevelopment plan include:

•	A complete renovation of over 1,100 rooms, representing nearly 50% of the existing room base;
•	The addition of a unique gastro-brewery, featuring Golden Entertainment’s signature branded craft beer and menu, which will be connected with a remodeled, state-of-the-art sports and race book;
•	The addition of new steakhouse, noodle bar and other food outlets;
•	A refresh of the iconic Top of the World restaurant and Tower experience;
•	The installation of state-of-the-art digital signage and lighting for the property exterior;
•	The creation of a dedicated casino area conveniently located near access to the tower thrill rides to appeal to a younger visitor demographic; and
•	The transformation of existing unused space into approximately 50,000 square feet of meeting space targeted at modest-sized groups and conventions.

Golden Entertainment anticipates that the total investment for the Stratosphere redevelopment plan will approximate $140 million, with approximately $32 million budgeted for 2018.

In addition, the Company is planning approximately $48 million of additional capital spending across the balance of its platform in 2018, inclusive of $20 million in maintenance capex. Other key capital projects for 2018 include:

•	The installation of a new slot management system and loyalty program;
•	The opening of six new wholly-owned branded taverns across the Las Vegas Valley; and
•	A remodeling of the hotel rooms at Rocky Gap.

The Company expects that total capital expenditures for 2018 and in future periods will be funded by operating cash flow.

Mr. Sartini added, “Going forward, we remain confident that the health and economic vitality of the Las Vegas Valley and the surrounding Southern Nevada communities provide a tangible foundation for the long-term growth of our business. Billions of dollars of expected new investment in the greater Las Vegas area in large-scale gaming projects on the Strip as well as in non-gaming venues continue to support growth of the Las Vegas economy. In addition, the local community’s support for professional sports, reflected by continued sell-outs by the Golden Knights and a building anticipation for arrival of the Raiders, has brought new excitement and visitors to the market. These factors and others have us excited for the future as we deliver on our goal of further enhancing shareholder value.”

Results for the Three Months Ended December 31, 2017

Consolidated net revenues for the 2017 fourth quarter were $184.3 million, compared to $105.4 million in the prior-year quarter. The increase in net revenues was driven primarily by the inclusion of 73 days of operations of American in the fourth quarter as well as continued revenue growth across the Company’s existing casinos and distributed gaming operations. Net revenues for the Casino operations in the 2017 fourth quarter were $101.2 million compared to $24.1 million in the prior-year period, reflecting the contributions from the acquired American properties in the fourth quarter. Combined Net Revenues for the Casino operations for the fourth quarter were up 2.4% year-over-year on a same property basis. Net revenues for Golden’s Distributed Gaming business rose 2.1% over the prior-year period to $82.9 million.

For the fourth quarter of 2017, the Company recorded a net loss of $13.4 million, or $0.53 per diluted share, compared to net income of $10.0 million, or $0.44 per diluted share, in the prior-year quarter. The year over year decline in net income was driven primarily by the inclusion in the 2017 fourth quarter of corporate and other costs associated with the Company’s acquisition of the American operations on October 20, 2017. Distributed Gaming net income for the 2017 fourth quarter increased 7.1% year-over-year and net income for the Casino operations in the 2017 fourth quarter grew 278% year-over-year.

Adjusted EBITDA for the 2017 fourth quarter was $29.0 million compared to $12.2 million for the prior-year period. The increase in Adjusted EBITDA was driven primarily by contributions from the American casino assets for part of the quarter as well as continued growth at Rocky Gap and growth in the Nevada distributed gaming business. Adjusted EBITDA for the Distributed Gaming business for the 2017 fourth quarter declined 3.1% year-over-year while Adjusted EBITDA for our Casino operations for the 2017 fourth quarter grew 428.4% year-over-year. Combined Adjusted EBITDA for the Casino operations for the fourth quarter was up 9.9% year-over-year on a same property basis.

Balance Sheet and Liquidity

As of December 31, 2017, the Company had cash and cash equivalents of approximately $91 million and total outstanding debt of approximately $1 billion. In January 2018, the Company raised approximately $25 million as part of a marketed equity offering. There were no outstanding borrowings under the Company’s $100 million revolving credit facility.

Charles H. Protell, Chief Strategy Officer and Chief Financial Officer, commented, “Since completing the American Casinos & Entertainment Properties acquisition in the fourth quarter, we have realized approximately $14 million of our targeted $18 million in cost synergies with the balance expected to be achieved by the end of 2018. Our strong cash flow and healthy financial position will allow us to fund approximately $80 million in planned capital expenditures for 2018, and we also expect to reduce our net leverage ratio to between 4.5x-4.75x by year end. In addition, we remain active in evaluating strategic opportunities across both our casino and distributed gaming businesses that could further our goal of expanding the scale of our entertainment and gaming platform.”

Investor Conference Call and Webcast

The Company will host a webcast and conference call today, March 15, 2018 at 5:00 p.m. Eastern Time, to discuss the fourth quarter 2017 results. The conference call may be accessed live by dialing (844) 465-3054 or (480) 685-5227 for international callers and entering the passcode 6186739. A replay will be available beginning at 8:00 p.m. ET on March 15, 2018 and may be accessed by dialing (855) 859-2056 or (404) 537-3406 for international callers; the passcode is 6186739. The replay will be available until March 18, 2018. The call will also be webcast live through the “Investors” section of the Company’s website, www.goldenent.com. A replay of the audio webcast will also be archived on the Company’s website, www.goldenent.com.

If you have questions about Golden Entertainment or are interested in conducting a conference call with Golden Entertainment management, please contact JCIR at (212) 835-8500 or gden@jcir.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934.  Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “potential,” “seek,” “should,” “think,” “will,” “would” and similar expressions, or they may use future dates. Forward-looking statements in this press release include, without limitation, statements regarding: the benefits of and realization of cost synergies from the American transaction; estimated future financial and operating results and future net leverage ratio; proposed future capital expenditures, investments and property improvements, including the Stratosphere redevelopment plan, and their associated timing, source of funding and cost; and the Company’s plans, strategic priorities, objectives, expectations, intentions, including with respect to its growth prospects and growth opportunities. Forward-looking statements are based on our current expectations and assumptions regarding the Company’s business, the economy and other future conditions. These forward-looking statements are subject to assumptions, risks and uncertainties that may change at any time, and readers are therefore cautioned that actual results could differ materially from those expressed in any forward-looking statements.  Factors that could cause actual results to differ materially include: the Company’s ability to realize the anticipated cost savings, synergies and other benefits of the American transaction and its other acquisitions, and integration risks relating to such transactions; changes in national, regional and local economic, political and market conditions; legislative and regulatory matters (including the cost of compliance or failure to comply with applicable laws and regulations); increases in gaming taxes and fees in the jurisdictions in which the Company operates; litigation; increased competition; the Company’s ability to renew its distributed gaming contracts; reliance on key personnel (including the Company’s Chief Executive Officer, Chief Operating Officer and Chief Strategy and Financial Officer); the level of the Company’s indebtedness and the Company’s ability to comply with covenants in its debt instruments; terrorist incidents; natural disasters; severe weather conditions; the effects of environmental and structural building conditions; the effects of disruptions to the Company’s information technology and other systems and infrastructure; factors affecting the gaming, entertainment and hospitality industries generally; and other risks and uncertainties discussed in the Company’s filings with the SEC, including the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and most recent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses Adjusted EBITDA, Combined Net Revenues and Combined Adjusted EBITDA, which measures the Company believes are appropriate to provide meaningful comparison with, and to enhance an overall understanding of, the Company’s past financial performance and prospects for the future. The Company believes Adjusted EBITDA and Combined Adjusted EBITDA provide useful information to both management and investors by excluding specific expenses and gains that the Company believes are not indicative of core operating results. Further, Adjusted EBITDA is a measure of operating performance used by management, as well as industry analysts, to evaluate operations and operating performance and is widely used in the gaming industry. Other companies in the gaming industry may calculate Adjusted EBITDA differently than the Company does.

Combined Net Revenues and Combined Adjusted EBITDA represent historical net revenues and Adjusted EBITDA of American (for periods prior to the American acquisition) and Golden on a combined basis, as if the American acquisition had occurred on the first day of the period presented. Such presentation does not conform to GAAP or the Securities and Exchange Commission rules for pro forma presentations; however, the Company has included these combined results because it believes they provide a meaningful comparison for the periods presented. All combined financial information is unaudited and does not include any pro forma adjustments to reflect the American acquisition and related transactions. The combined financial information has been prepared by the Company’s management for illustrative purposes only and does not purport to be indicative of what its results of operations, financial condition or other financial information would have been if the American acquisition and related transactions had occurred at the beginning of the period presented. In addition, the combined financial information does not reflect non-recurring charges incurred in connection with the American acquisition, nor any cost savings and synergies expected to result from the American acquisition (and associated costs to achieve such savings or synergies), nor any costs associated with severance, restructuring or integration activities resulting from the American acquisition.

The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. Reconciliations of Adjusted EBITDA and Combined Adjusted EBITDA to net income (loss) are provided in the financial information tables below. Additionally, a reconciliation of Combined Net Revenues to net revenues is provided in the financial information tables below.

The Company defines “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), income taxes, depreciation and amortization, preopening expenses, acquisition and merger expenses, share-based compensation expenses, executive severance and sign-on bonuses, gain on revaluation of contingent consideration, class action litigation expenses, gain/loss on disposal of property and equipment or investments, and impairments and other gains and losses. Adjusted EBITDA for a particular segment or operation is Adjusted EBITDA before corporate overhead, which is not allocated to each segment or operation.

About Golden Entertainment, Inc.

Golden Entertainment, Inc. owns and operates gaming properties across two divisions – resort casino operations and distributed gaming. The Company operates approximately 16,000 slots, 114 table games, 5,160 hotel rooms, and provides jobs for more than 6,900 team members. Golden Entertainment owns eight resort casinos – seven in Southern Nevada and one in Maryland. Through its distributed gaming business in Nevada and Montana, Golden Entertainment operates slots at over 1,000 locations and owns nearly 60 branded taverns in Nevada. The Company is licensed in Illinois to operate video gaming terminals. Golden Entertainment is focused on maximizing the value of its portfolio by leveraging its scale, leadership position and proven management capabilities across its two divisions. For more information, visit www.goldenent.com.

Contacts

Investor Relations	Media Relations
Joseph Jaffoni, Richard Land, James Leahy	Howard Stutz
JCIR	Director Corporate Communications
212/835-8500 or gden@jcir.com	702/495-4490 or hstutz@goldenent.com

Golden Entertainment, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Revenues
Gaming	$135,967	$90,073	$414,353	$346,039
Food and beverage	32,735	16,813	79,765	58,659
Rooms	18,233	2,004	24,165	7,853
Other operating	9,696	3,255	20,393	11,844
Gross revenues	196,631	112,145	538,676	424,395
Less: Promotional allowances	(12,284)	(6,759)	(28,868)	(21,191)
Net revenues	184,347	105,386	509,808	403,204
Expenses
Gaming	82,946	64,786	280,121	250,791
Food and beverage	18,837	9,079	47,956	32,639
Rooms	7,721	416	8,899	1,336
Other operating	2,904	2,354	6,765	5,566
Selling, general and administrative	46,351	17,957	103,523	68,155
Depreciation and amortization	19,287	7,644	40,786	27,506
Acquisition and merger expenses	—	—	5,041	614
Preopening expenses	504	578	1,632	2,471
Executive severance and sign-on bonuses	728	1,009	1,142	1,037
Gain on revaluation of contingent consideration	—	—	(1,719)	—
Other operating, net	(24)	68	284	54
Total expenses	179,254	103,891	494,430	390,169
Income from operations	5,093	1,495	15,378	13,035
Non-operating income (expense)
Interest expense, net	(14,030)	(1,668)	(19,598)	(6,454)
Loss on extinguishment of debt	(1,708)	—	(1,708)	—
Gain on change in fair value of derivative	178	—	178	—
Gain on sale of land held for sale	—	4,195	—	4,525
Other, net	—	851	—	869
Total non-operating income (expense)	(15,560)	3,378	(21,128)	(1,060)
Income (loss) before income tax benefit (provision)	(10,467)	4,873	(5,750)	11,975
Income tax benefit (provision)	(2,972)	5,086	7,921	4,325
Net income (loss)	$(13,439)	$9,959	$2,171	$16,300

Weighted-average common shares outstanding
Basic	25,551	22,230	23,105	22,135
Diluted	25,551	22,670	24,660	22,454
Net income (loss) per share
Basic	$(0.53)	$0.45	$0.09	$0.74
Diluted	$(0.53)	$0.44	$0.09	$0.73

Golden Entertainment, Inc.

Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$90,579	$46,898
Accounts receivable, net	14,692	6,697
Income taxes receivable	218	2,340
Prepaid expenses	19,397	9,761
Inventories	5,594	2,605
Other	2,599	1,346
Total current assets	133,079	69,647
Property and equipment, net	895,241	137,581
Goodwill	158,134	105,655
Intangible assets, net	157,692	98,603
Deferred income taxes	7,787	—
Other assets	13,242	7,592
Total assets	$1,365,175	$419,078
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$9,759	$15,752
Accounts payable	19,470	11,739
Accrued taxes, other than income taxes	6,664	3,024
Accrued payroll and related	22,570	3,478
Accrued liabilities	19,295	3,846
Total current liabilities	77,758	37,839
Long-term debt, net	963,200	167,690
Deferred income taxes	—	38
Other long-term obligations	3,226	4,085
Total liabilities	1,044,184	209,652
Shareholders' equity
Common stock, $.01 par value; authorized 100,000 shares; 26,413 and 22,232 common shares issued and outstanding, respectively	264	223
Additional paid-in capital	399,510	290,157
Accumulated deficit	(78,783)	(80,954)
Total shareholders' equity	320,991	209,426
Total liabilities and shareholders' equity	$1,365,175	$419,078

Golden Entertainment, Inc.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(Unaudited, in thousands)

	Three Months Ended December 31, 2017
	Adjusted EBITDA	Depreciation/ amortization	Other operating expenses (1)	Non- operating expenses (2)	Income tax provision	Net income (loss)
Nevada Casinos	$24,654	$(12,724)	$(979)	$(15)	$-	$10,936
Maryland Casino	4,161	(1,022)	-	(2)	-	3,137
Total Casinos	28,815	(13,746)	(979)	(17)	-	14,073
Nevada Distributed Gaming	9,496	(3,761)	21	(27)	-	5,729
Montana Distributed Gaming	1,641	(1,327)	(427)	(2)	-	(115)
Total Distributed Gaming	11,137	(5,088)	(406)	(29)	-	5,614
Corporate and other	(10,930)	(453)	(3,257)	(15,514)	(2,972)	(33,126)
Consolidated total	$29,022	$(19,287)	$(4,642)	$(15,560)	$(2,972)	$(13,439)

	Three Months Ended December 31, 2016
	Adjusted EBITDA	Depreciation/ amortization	Other operating expenses (1)	Non- operating expenses (2)	Income tax benefit	Net income (loss)
Nevada Casinos	$2,248	$(858)	$-	$(3)	$-	$1,387
Maryland Casino	3,205	(773)	(94)	(2)	-	2,336
Total Casinos	5,453	(1,631)	(94)	(5)	-	3,723
Nevada Distributed Gaming	9,308	(3,736)	(241)	(25)	-	5,306
Montana Distributed Gaming	2,182	(1,987)	(257)	(1)	-	(63)
Total Distributed Gaming	11,490	(5,723)	(498)	(26)	-	5,243
Corporate and other	(4,780)	(290)	(2,432)	3,409	5,086	993
Consolidated total	$12,163	$(7,644)	$(3,024)	$3,378	$5,086	$9,959

	Twelve Months Ended December 31, 2017
	Adjusted EBITDA	Depreciation/ amortization	Other operating expenses (3)	Non- operating expenses (4)	Income tax benefit	Net income (loss)
Nevada Casinos	$32,586	$(16,020)	$(1,014)	$26	$-	$15,578
Maryland Casino	18,393	(3,524)	-	(9)	-	14,860
Total Casinos	50,979	(19,544)	(1,014)	17	-	30,438
Nevada Distributed Gaming	40,898	(14,326)	(776)	(389)	-	25,407
Montana Distributed Gaming	7,992	(5,275)	1,087	(1)	-	3,803
Total Distributed Gaming	48,890	(19,601)	311	(390)	-	29,210
Corporate and other	(26,954)	(1,641)	(16,048)	(20,755)	7,921	(57,477)
Consolidated total	$72,915	$(40,786)	$(16,751)	$(21,128)	$7,921	$2,171

	Twelve Months Ended December 31, 2016
	Adjusted EBITDA	Depreciation/ amortization	Other operating expenses (3)	Non- operating expenses (4)	Income tax benefit	Net income (loss)
Nevada Casinos	$9,405	$(4,094)	$-	$(5)	$-	$5,306
Maryland Casino	14,166	(3,257)	(94)	(4)	-	10,811
Total Casinos	23,571	(7,351)	(94)	(9)	-	16,117
Nevada Distributed Gaming	36,850	(14,300)	(1,661)	(142)	-	20,747
Montana Distributed Gaming	6,705	(4,589)	(478)	(2)	(60)	1,576
Total Distributed Gaming	43,555	(18,889)	(2,139)	(144)	(60)	22,323
Corporate and other	(18,531)	(1,266)	(5,821)	(907)	4,385	(22,140)
Consolidated total	$48,595	$(27,506)	$(8,054)	$(1,060)	$4,325	$16,300

______________

(1)

Other operating expenses primarily include share-based compensation expense, acquisition and merger costs, gain on revaluation of contingent consideration, class action litigation expense, preopening expenses, loss on disposal of equipment and executive severance and sign-on bonuses. For the three months ended December 31, 2017, Corporate and Other included share-based compensation expenses of $3.4 million, executive severance and sign-on bonuses of $0.1 million and gain on disposal of property and equipment of $0.2 million; Nevada Casinos included executive severance of $0.6 million and other operating expenses $0.4 million; and Montana Distributed Gaming included preopening expenses of $0.4 million. For the three months ended December 31, 2016, Corporate and Other included share-based compensation expenses of $1.4 million and executive severance and sign-on bonuses of $1.0 million. For the three months ended December 31, 2016, Total Distributed Gaming included preopening expenses of $0.5 million.

(2)

Non-operating expenses include interest expense, net, loss on extinguishment of debt, gain on change in fair value of derivative, gain on sale of land held for sale and other income (expense), net. For the three months ended December 31, 2017, Corporate and Other included interest expense, net, of $14.0 million, loss on extinguishment of debt of $1.7 million and gain on change in fair value of derivative of $0.2 million. For the three months ended December 31, 2016, Corporate and Other included gain on sale of land held for sale of $4.2 million, interest expense, net of $1.6 million and other non-operating income of $0.9 million.

(3)

For the twelve months ended December 31, 2017, Corporate and Other included share-based compensation expenses of $8.8 million, acquisition costs of $5.0 million, class action litigation expense of $1.6 million, executive severance and sign-on bonuses of $0.5 million, preopening expenses of $0.4 million and gain on disposal of property and equipment of $0.3 million; Nevada Casinos included executive severance of $0.6 million and other operating expenses of $0.4 million; Montana Distributed Gaming included gain on revaluation of contingent consideration of $1.7 million and preopening expenses of $0.6 million; and Nevada Distributed Gaming included preopening expenses of $0.6 million and other operating expenses $0.2 million. For the twelve months ended December 31, 2016, Corporate and Other included share-based compensation expenses of $3.9 million, executive severance and sign-on bonuses of $1.0 million, merger expenses of $0.6 million and preopening expenses of $0.3 million; and Total Distributed Gaming included preopening expenses of $2.2 million.

(4)

For the twelve months ended December 31, 2017, Corporate and Other included interest expense, net, of $19.2 million, loss on extinguishment of debt of $1.7 million and a gain on change in fair value of derivative of $0.2 million; and Nevada Distributed Gaming included $0.4 million of interest expense, net. For the twelve months ended December 31, 2016, Corporate and Other included interest expense, net of $6.3 million, gain on sale of land held for sale of $4.5 million and other non-operating income of $0.9 million.

Golden Entertainment, Inc.

Supplemental Combined Financial Information

(Unaudited, in thousands)

	Three Months Ended			Three Months Ended
	December 31, 2017			December 31, 2016
	Golden	American(1)	Combined	Golden	American	Combined	% Change
Net revenues
Nevada Casinos	$85,699	$21,043	$106,742	$8,978	$95,232	$104,210	2.4%
Maryland Casino	15,474	-	15,474	15,123	-	15,123	2.3%
Total Casinos	101,173	21,043	122,216	24,101	95,232	119,333	2.4%
Nevada Distributed Gaming	67,774	-	67,774	66,265	-	66,265	2.3%
Montana Distributed Gaming	15,084	-	15,084	14,925	-	14,925	1.1%
Total Distributed Gaming	82,858	-	82,858	81,190	-	81,190	2.1%
Corporate and other	316	-	316	95	-	95	232.6%
Net revenues	$184,347	$21,043	$205,390	$105,386	$95,232	$200,618	2.4%

Net income (loss)	$(13,439)	$(3,663)	$(17,102)	$9,959	$9,349	$19,308	(188.6%)
Adjustments to net income (loss):
Interest expense, net	14,030	638	14,668	1,668	2,967	4,635	216.5%
Depreciation and amortization	19,287	1,569	20,856	7,644	7,007	14,651	42.4%
Share-based compensation	3,402	-	3,402	1,369	279	1,648	106.4%
Severance and sign-on bonuses	728	6,284	7,012	1,009	-	1,009	594.9%
Loss on extinguishment of debt	1,708	-	1,708	-	892	892	91.5%
Merger expenses	-	5	5	-	14	14	(64.3%)
Preopening expenses	504	-	504	578	-	578	(12.8%)
Class action litigation expenses	32	-	32	-	-	-	100.0%
Gain on change in fair value of derivative	(178)	-	(178)	-	-	-	100.0%
Gain on sale of land held for sale	-	-	-	(4,195)	-	(4,195)	(100.0%)
Other, net (2)	(24)	-	(24)	(783)	-	(783)	(96.9%)
Income tax benefit	2,972	-	2,972	(5,086)	-	(5,086)	(158.4%)
Adjusted EBITDA	$29,022	$4,833	$33,855	$12,163	$20,508	$32,671	3.6%

Adjusted EBITDA
Nevada Casinos	$24,654	$6,195	$30,849	$2,248	$26,414	$28,662	7.6%
Maryland Casino	4,161	-	4,161	3,205	-	3,205	29.8%
Total Casinos	28,815	6,195	35,010	5,453	26,414	31,867	9.9%
Nevada Distributed Gaming	9,496	-	9,496	9,308	-	9,308	2.0%
Montana Distributed Gaming	1,641	-	1,641	2,182	-	2,182	(24.8%)
Total Distributed Gaming	11,137	-	11,137	11,490	-	11,490	(3.1%)
Corporate and other	(10,930)	(1,362)	(12,292)	(4,780)	(5,906)	(10,686)	15.0%
Adjusted EBITDA	$29,022	$4,833	$33,855	$12,163	$20,508	$32,671	3.6%

____________________

(1)	Results of American from preacquisition dates of October 1, 2017 to October 19, 2017 (inclusive).
(2)	For the three months ended December 31, 2016, Other, net includes $0.8 million of other non-operating income for Golden.

Golden Entertainment, Inc.

Supplemental Combined Financial Information (continued)

(Unaudited, in thousands)

	Twelve Months Ended			Twelve Months Ended
	December 31, 2017			December 31, 2016
	Golden	American(1)	Combined	Golden	American	Combined	% Change
Net revenues
Nevada Casinos	$112,301	$333,676	$445,977	$34,250	$391,061	$425,311	4.9%
Maryland Casino	66,874	-	66,874	62,882	-	62,882	6.3%
Total Casinos	179,175	333,676	512,851	97,132	391,061	488,193	5.1%
Nevada Distributed Gaming	269,259	-	269,259	258,840	-	258,840	4.0%
Montana Distributed Gaming	60,791	-	60,791	46,952	-	46,952	29.5%
Total Distributed Gaming	330,050	-	330,050	305,792	-	305,792	7.9%
Corporate and other	583	-	583	280	-	280	108.2%
Net revenues	$509,808	$333,676	$843,484	$403,204	$391,061	$794,265	6.2%

Net income (loss)	$2,171	$41,608	$43,779	$16,300	$47,274	$63,574	(31.1%)
Adjustments to net income (loss):
Interest expense, net	19,598	7,868	27,466	6,454	13,530	19,984	37.4%
Depreciation and amortization	40,786	23,498	64,284	27,506	27,205	54,711	17.5%
Share-based compensation	8,754	2,400	11,154	3,878	1,123	5,001	123.0%
Severance and sign-on bonuses	1,142	6,933	8,075	1,037	-	1,037	678.7%
Loss on extinguishment of debt	1,708	881	2,589	-	1,945	1,945	33.1%
Merger expenses	5,041	292	5,333	614	14	628	749.2%
Gain on revaluation of contingent consideration	(1,719)	-	(1,719)	-	-	-	100.0%
Preopening expenses	1,632	-	1,632	2,471	-	2,471	(34.0%)
Class action litigation expenses	1,617	-	1,617	-	-	-	100.0%
Gain on change in fair value of derivative	(178)	-	(178)	-	-	-	100.0%
Settlement expense	-	800	800	-	-	-	100.0%
Gain on sale of land held for sale	-	-	-	(4,525)	-	(4,525)	(100.0%)
Other, net (2)	284	641	925	(815)	-	(815)	(213.5%)
Income tax benefit	(7,921)	-	(7,921)	(4,325)	-	(4,325)	83.1%
Adjusted EBITDA	$72,915	$84,921	$157,836	$48,595	$91,091	$139,686	13.0%

Adjusted EBITDA
Nevada Casinos	$32,586	$104,102	$136,688	$9,405	$115,526	$124,931	9.4%
Maryland Casino	18,393	-	18,393	14,166	-	14,166	29.8%
Total Casinos	50,979	104,102	155,081	23,571	115,526	139,097	11.5%
Nevada Distributed Gaming	40,898	-	40,898	36,850	-	36,850	11.0%
Montana Distributed Gaming	7,992	-	7,992	6,705	-	6,705	19.2%
Total Distributed Gaming	48,890	-	48,890	43,555	-	43,555	12.2%
Corporate and other	(26,954)	(19,181)	(46,135)	(18,531)	(24,435)	(42,966)	7.4%
Adjusted EBITDA	$72,915	$84,921	$157,836	$48,595	$91,091	$139,686	13.0%

____________________

(1)	Results of American from preacquisition dates of January 1, 2017 to October 19, 2017 (inclusive).
(2)

For the twelve months ended December 31, 2017, Other, net includes $0.4 million loss on disposal of property and equipment and $0.2 million gain on the termination of a lease for Golden, and a $0.6 million loss on disposal of equipment for American. For the twelve months ended December 31, 2016, Other, net includes $0.8 million of other non-operating income for Golden.

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